Exhibit 99.1

Brooks Automation Announces Agreement to Acquire BioStorage Technologies
CHELMSFORD, Mass., Nov. 5, 2015 - Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automated and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, announced today that it has entered into a definitive agreement to acquire BioStorage Technologies, Inc. BioStorage Technologies, headquartered in Indianapolis, Indiana, is a leading, global provider of comprehensive sample management programs and integrated cold chain solutions for the bioscience industry. The cash purchase price is approximately $127 million, subject to adjustments for working capital and other items at closing. The acquisition is expected to close in December upon satisfaction of customary closing conditions and regulatory approvals.
“The ability to provide comprehensive sample asset management solutions is critical for our customers as they look to drive increased efficiencies and speed to market,” stated Dr. Steve Schwartz, Chief Executive Officer, Brooks Automation, Inc. “BioStorage Technologies brings strong customer relationships and excellent organizational capability, along with market-leading outsourced service solutions that enable customers to focus on their core business activities. This merger allows us access to a much broader customer base that is storing samples at ultracold temperatures and simultaneously provides a means by which BioStorage can use our tools to expand into new market opportunities like hospitals and universities.”
Dusty Tenney, President of the Brooks Life Science Systems business, added, “This acquisition combined with our existing offerings, particularly automation for sample storage and formatting, uniquely positions us to help our clients increase scientific productivity with a fully integrated sample management cold chain solution. We can enhance and manage workflow from collection and inventory management to eventual sample processing and disposition.”
BioStorage Technologies generated approximately $40 million of revenue in the last 12 months reported and management expects it to become accretive to Brooks’ non-GAAP earnings within the first half of fiscal 2016. The Company indicated that additional information related to the acquisition will be provided on the regularly scheduled fourth quarter fiscal 2015 earnings call later today, November 5, 2015.
Evercore acted as financial advisor and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo acted as legal counsel to Brooks Automation in connection with the transaction.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks’ technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, through product development initiatives and strategic business acquisitions, has expanded offerings to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include, but are not limited to statements about the anticipated benefits of the proposed transaction, the expected future capabilities of the combined companies, and the companies' ability to achieve the closing conditions and close the transaction in the expected timeframe. Factors that could cause results to differ from our expectations include the following: the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required regulatory approvals are not obtained; uncertainties as to the timing of the closing of the transaction; unexpected costs, charges or expenses resulting from the transaction; and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction. In addition, actual results are subject to other risks that relate more broadly to Brooks’ overall business, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

CONTACTS:
Lynne Yassemedis
Brooks Automation
978.262.2400
lynne.yassemedis@brooks.com

John Mills
Senior Managing Director
ICR, Inc.
646.277.1254
john.mills@icrinc.com

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